Exhibit 99.1

Tidewater Issues Earnings Guidance For Quarter Ended September 30, 2007

NEW ORLEANS, October 16, 2007 – Tidewater Inc. (NYSE:TDW) announced today that fiscal second quarter financial results for the three months ended September 30, 2007, are estimated to be between $1.54—$1.57 on a fully diluted per share basis. The Thomson First Call consensus estimate is currently $1.71 per share. The Company reported fully diluted earnings of $1.55 per share in the quarter ended June 30, 2007.

September 2007 quarterly earnings are expected to reflect slightly higher vessel revenues and vessel operating costs and lower gains on asset sales when compared to results reported in the prior quarter.

The estimated earnings include reduced vessel utilization related to higher levels of regulatory drydockings during the September 2007 quarter. The regulatory drydockings, several of which involved large deepwater vessels that enjoy high current dayrates, negatively impacted repair and maintenance expenses and, more importantly, negatively impacted vessel revenue for the quarter. While worldwide vessel revenues are expected to be slightly ahead of the prior quarter’s total, the Company estimates the increased maintenance downtime negatively impacted the September 2007 quarter’s revenue gain over the prior quarter by a net $6 million.

Vessel operating expenses are expected to be approximately $4 million higher than in the previous quarter, $3.5 million of which relates to new vessels that were delivered to the fleet during the last few months. Worldwide vessel operating expenses are expected to be approximately $2.5 million (or 1.8%) greater than the top end of the prior guidance given by the Company on these costs of $136—$140 million.

Gains on asset sales are estimated to be approximately $2 million in the September 2007 quarter versus $6.9 million in the June 2007 quarter due to fewer vessel dispositions during the September 2007 quarter.

The general business environment for vessels, especially in the international arena, remains strong, as reflected by an approximate 6% increase in average vessel dayrates during the September 2007 quarter for the Company’s fleet of approximately 220 international towing-supply/supply vessels.

As previously announced, Tidewater will hold a conference call to discuss September quarterly earnings on Friday, October 26, 2007, at 9:00 a.m. CDST, promptly following the Company’s release of quarterly earnings. Investors and interested parties may listen to the teleconference via telephone by calling 1-888-388-7493 if calling from the U.S. or Canada (1-706-679-8348 if calling from outside the U.S.) and ask for the “Tidewater” call just prior to the scheduled start. A replay of the conference call will be available beginning at 10:00 a.m. CDST on October 27, 2007, and will continue until 11:59 p.m. CDST on October 29, 2007. To hear the replay, call 1-800-642-1687 (1-706-645-9291 if calling from outside the U.S.). The conference call ID number is 19404875.

A simultaneous webcast of the conference call will be accessible online at the Tidewater Inc. website, www.tdw.com, and at the CCBN website, www.streetevents.com. The online replay will be available until November 26, 2007.

Tidewater Inc. owns 454 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

Contact:

Tidewater Inc., New Orleans

Joe Bennett, 504-566-4506

Senior Vice President, Principal Accounting Officer and Chief Investor Relations Officer

SOURCE: Tidewater Inc.

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